Exhibit 99.1

QSAM Biosciences Issues Letter from CEO on Successful Achievements and Future Milestones for Company

Austin, TX; April 19, 2021 – The Chief Executive Officer of QSAM Biosciences Inc. (OTCQB: QSAM), Douglas Baum, provided the following letter to shareholders today:

Dear Shareholders:

We are pleased to report that 2020 was pivotal year for QSAM Biosciences as we established the foundation for significant advancements in 2021, several of which have already been achieved. We want to take this opportunity to summarize some of the more material items that we believe will help build value for our shareholders in the years ahead, and which are also detailed in our Form 10-K filed with the SEC on April 15, 2021.

During 2020 and the first quarter of 2021 we accomplished the following:

Secured promising drug technology to treat bone cancer: In April 2020, we licensed on a worldwide, exclusive basis a novel and patented radiopharmaceutical called CycloSam®, meant to target cancers that develop in or metastasize to the bone. CycloSam is a significantly improved version of another FDA approved and commercialized radiopharmaceutical developed by the same inventors, but with the possibility of broader commercial indications. Preliminary results of early studies support a potentially favorable safety and efficacy profile of CycloSam. As a result of this, as well as a number of animal studies and one human trial conducted this past summer, and the streamlined manufacturing process that is already in place, we are optimistic about the chances of advancing CycloSam through the FDA process over the coming years.

Established a team of seasoned biotech experts: In November we appointed as our new Executive Chairman, C. Richard Piazza, who has more than 45 years of healthcare experience in both medical devices and pharmaceutical/biotech development and has led several technology companies to market success including numerous FDA approvals in both sectors. The company also appointed me, Douglas Baum, as our new CEO. I personally bring over 28 years of experience in the bioscience and biotech industries, overseeing 15 product approvals through the FDA. In February 2021, we appointed a new independent director, Dr. Charles J. Link Jr., who brings decades of biotech and drug development experience to QSAM, including serving as CEO, CSO, Chairman, and founder of NewLink Genetics, a NASDAQ-listed immunotherapy company focused on developing novel immuno-oncology product candidates.

Completed $2.5 million in new equity funding: In November we commenced our Series B preferred stock offering, and by January 2021 had closed on $2.5 million in funding (inclusive of $156,000 in debt conversion) to support our clinical trials and operations through 2021. In connection with this offering, we also issued short-term warrants that, if exercised, could provide another $2 million in funding around the end of the second quarter of 2021.

Significantly reduced our debt and divested our legacy business: In November we signed a separation agreement which transferred to a related party called Earth Property Holdings (EPH) our soil business and assets in return for the extinguishment of almost $1 million in debt and the conversion into common stock of a $117,000 note. By the end of 2020, we had converted approximately an additional $3.3 million of promissory notes, accrued compensation and other liabilities into common stock; and by March 31, 2021, we had eliminated the remaining amount of approximately $1.5 million in debt, leaving just $35,000 in convertible debentures currently on our books. In connection with the equity raise completed in January, our balance sheet as of the present date has never been stronger.

Building upon this solid foundation, through 2021 we expect to demonstrate advancements from the achievement of several important milestones, including:

●	Filing and ultimate clearance of our IND with the FDA to start clinical trials with CycloSam;

●	Dosing of the first patient in the Phase 1 trials with CycloSam;

●	Announcement of initial Phase 1 results of CycloSam (possibly in 2022);

●	Expansion of our intellectual property portfolio with newly issued patents;

●	Possible acquisition of a second radiopharmaceutical asset to expand our product pipeline; and

●	Adding additional biotech expertise to our team.

Observations from our 10-K financial statements

On April 15, we filed our Form 10-K for the year ended December 31, 2020. The financial statements included therein contain certain items that we would like to further explain, as we had several unusual transactions during the year.

We recorded no revenue in either 2020 or 2019, even though our legacy business managing soil manufacturing facilities received income in both years. We determined that this legacy business constituted “discontinued operations” and, as a result, past income has been reclassified as such on our Statement of Operations. We do not expect revenue this year, as we commence clinical trials for our drug candidate; however, we do believe that these efforts, if successful, will create more value for our technology and our Company as a whole.

We recorded a net loss in 2020 of $4,898,123, which was considerably higher than our net loss of $717,919 in 2019. The major contributing factors to this loss in 2020 were non-cash items such as the change (increase) in the fair value of our Bridge Notes due to our higher stock price and proximity to maturity ($3,170,236), a loss from the conversion of debt into equity due to the delta between the conversion price and the market price of our stock at such times ($834,903), and accrued interest from Bridge Notes and other debt that was ultimately converted to equity ($490,402). These non-cash losses were offset by a gain of approximately $1 million from forgiveness of the debt due to EPH.

Since virtually all our debt was eliminated in the first quarter of 2021, including all Bridge Notes, we do not expect these non-cash expenses to be a significant financial item in future periods. In the first quarter of 2021, we expect to report almost $2 million in cash and minimal debt on our balance sheet. We do, however, expect operating expenses including R&D (which totaled $1.3 million in 2020), will increase in future periods as we enter the clinical trial stage of our drug development.

Finally, in 2020 we had a 25:1 reverse stock split, and all share numbers and prices have been adjusted to reflect this change. This tends to skew losses or gains on a per share base, historical stock prices and other items tied to total shares outstanding. As of April 14, 2021, we had 27,497,850 common shares outstanding.

Overall, we are very pleased with the results we have achieved in the last year and believe this success will be matched and exceeded toward our goals in the year ahead. Once again, thank you for your support and shared enthusiasm for the important future of QSAM.

Sincerely,

Douglas R. Baum

Chief Executive Officer

About QSAM Biosciences:

QSAM Biosciences, Inc. holds the worldwide license for CycloSam® (Samaium-153 DOTMP), a clinical-stage novel radiopharmaceutical meant to treat different types of bone cancer and related diseases. QSAM’s initial technology is Samarium-153 DOTMP, aka CycloSam®, a clinical-staged bone targeting radiopharmaceutical developed by IsoTherapeutics Group LLC, leaders in the nuclear medicine space who also developed FDA-approved and commercially available Quadramet® (Samarium-153 EDTMP), indicated for pain palliation. CycloSam was assigned to IsoTherapeutics Group’s subsidiary, IGL Pharma, Inc.

CycloSam® has already demonstrated preliminary safety and efficacy in animal studies and a single patient FDA-cleared successful human trial performed in 2020. This nuclear technology uses low specific activity Samarium-153 (resulting in far less europium) and DOTMP, a chelator which is believed to eliminate off-target migration and targets sites of high bone turn over making it an ideal agent to treat osteosarcoma or other bone metastases. Osteosarcoma is the most common malignant bone tumor among children and adolescents. Because of its ability to deliver radiation to the skeletal system, it is also believed to be an effective agent to perform bone marrow ablation as pre-conditioning for bone marrow transplantation. This drug candidate utilizes an FDA approved radioisotope combined with a novel chelant that has demonstrated increased efficacy and decreased side effects in animal models. Further, CycloSam® utilizes a streamlined, just-in-time manufacturing process. Given these factors, management believes there is a strong pathway to commercialization.

CycloSam® is cleared by the FDA under an investigator initiated IND to commence human dosing in patients with osteosarcoma and bone metastasis. CycloSam® was also cleared by FDA and successfully used under a single-patient IND to perform bone marrow ablation prior to allogenic marrow transplantation (BMA/T) in 2020.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the ability to consummate acquisitions and ultimately integrate them, the level of demand and market acceptance of our products, and changes in our business strategies. This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements.

Contact

David L. Kugelman

Atlanta Capital Partners LLC

T: (404) 856-9157

dk@atlcp.com

www.atlcp.com